                          MET-COIL SYSTEMS CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 TO BE HELD ON
                                OCTOBER 22, 1997

To the Stockholders of
Met-Coil Systems Corporation

     Notice is hereby given that the annual meeting of Stockholders of Met-Coil Systems Corporation, a Delaware corporation, will be held October 22, 1997 at 10:00 am Central Time, for the following purposes:

     1. To elect two directors, each to hold office for a three-year term;

     2. To approve and ratify the appointment of Deloitte & Touche, LLP as independent auditors; and

     3. To transact such other business as may properly come before said meeting.

     Stockholders of record as of the close of business on August 25, 1997, will be entitled to vote at such annual meeting and any adjournment thereof. Shares should be represented as fully as possible, since a majority of all outstanding shares is required to constitute a quorum.

     PLEASE MARK, SIGN, DATE AND MAIL THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. You may revoke your proxy at the meeting should you be present and desire to vote your shares in person, and you may revoke your proxy for any reason at any time prior to the voting thereof, either by written revocation prior to the meeting or by appearing at the meeting and voting in person. Your cooperation is respectfully solicited.

                                          By order of the Board of Directors,

                                          CARROLL J. REASONER
                                          Carroll Reasoner
                                          Secretary

Cedar Rapids, Iowa
September 12, 1997

                          MET-COIL SYSTEMS CORPORATION
                              5486 SIXTH STREET SW
                             CEDAR RAPIDS, IA 52404
                                 (319) 363-6566

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 22, 1997

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of the Board of Directors of Met-Coil Systems Corporation (the "Company") in connection with the annual meeting of stockholders to be held on October 22, 1997 at 10:00 am Central Time, and any adjournment thereof ("Annual Meeting"), at the Crowne Plaza Hotel, 350 First Avenue NE, Cedar Rapids, Iowa.

     The cost of proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, certain officers and other regular employees of the Company may devote part of their time (but will not be specifically compensated thereof) to solicit proxies personally, by telephone, mail or facsimile to the extent necessary to ensure sufficient representation at the annual meeting. Proxies may be revoked at any time prior to the voting thereof. Revocation may be done prior to the meeting by written revocation sent to the Assistant Secretary of the Company at the principal executive office of the Company, 5486 Sixth Street SW, Cedar Rapids, Iowa 52404; or it may be done personally upon oral or written request at the Annual Meeting.

     This proxy statement was first mailed or delivered to stockholders on or about September 12, 1997.

                   RECORD DATE; VOTING SECURITIES OUTSTANDING

     The close of business on August 25, 1997, is the record date for determining the holders of Common Stock, $.01 par value ("Common Stock"), of the Company entitled to notice of and to vote at the Annual Meeting.

     As of August 25, 1997, the Company had outstanding voting securities consisting of 3,140,718 shares of Common Stock, each share being entitled to one vote on all matters to be voted upon by the holders of Common Stock. Each holder of record of outstanding Common Stock at the close of business on August 25, 1997, will be entitled to vote at the Annual Meeting.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, with respect to the Company's Common Stock (the only class of voting securities), all persons known by the Company's Board of Directors to be the beneficial owner of more than five percent of the Company's voting securities as of August 25, 1997.

                                                                NUMBER OF SHARES AND
                                                                NATURE OF BENEFICIAL    PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP(1)         OF CLASS
            ------------------------------------                --------------------    ----------
First National Bank (ESOP Trustee)..........................          179,616(2)           5.7%
  200 First Street SW
  Cedar Rapids, Iowa 52406
Roy J. Carver, Jr...........................................          784,091(3)          22.8%
  2415 Park Avenue
  Muscatine, Iowa 52761
Construction Technology, Inc................................          215,000(4)           6.8%
  570 Taxter Road
  Elmsford, New York 10523
Michael J. Nonnenmann.......................................          268,956(5)           8.4%
  2513 24th Street
  Rock Island, Illinois 61201
Met-Coil Retirement Trust...................................          264,407(6)           8.4%
  5486 6th Street SW
  Cedar Rapids, Iowa 52404

-------------------------
(1) Nature of beneficial ownership is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.

(2) Includes a total of 179,616 shares held by the Met-Coil Systems Corporation Employee Stock Ownership Plan (the "ESOP"), which have been allocated to the accounts of participants. First National Bank, as Trustee, has shared voting and investment power with respect to all of such shares.

(3) Includes 740 shares held in the name of minor children, with respect to which Mr. Carver disclaims beneficial ownership. Includes 442 shares subject to options exercisable by Mr. Carver within 60 days. See "Directors' Compensation Non-Employee Stock Option Plan" herein. Includes 291,000 shares issuable upon conversion of 97,000 shares of the Company's 6% convertible Preferred Stock (the "Preferred Stock"), 40,000 shares of which Preferred Stock are held by the John A. Carver, Trust and beneficial ownership of which are hereby disclaimed by Mr. Carver.

(4) Includes 15,000 shares of Common Stock issuable upon conversion of 5,000 shares of Preferred Stock held by Construction Technology.

(5) Includes 69,000 shares of Common Stock issuable upon conversion of 23,000 shares of Preferred Stock held by Mr. Nonnenmann. Includes 686 shares subject to options exercisable by Mr. Nonnenmann within 60 days. See "Directors' Compensation Non-Employee Stock Option Plan" herein.

(6) Includes a total of 264,407 shares held by the Met-Coil Retirement 401(K) Plan, which have been allocated to the accounts of participants. The participants have voting power with respect to these shares.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, with members of each class serving a three-year term. Each class consists, as nearly as possible, of one-third of the total number of directors. Currently, the Board may have a maximum of eight members. Two directors have been nominated for re-election by the Board to serve until the year 2000 Annual Meeting or until their successors shall be elected and qualified: Raymond H. Blakeman and Gary M. Neal. Information with respect to the nominees, and the directors who are continuing in office and whose terms do not expire this year is set forth below.

     Effective August 15, 1997, Mr. John Logan voluntarily resigned as a director of the Company due to increased business commitments. His term would have otherwise expired in 1999. The Board of Directors has appointed Mr. James
D. Heitt to fulfill the unexpired term of Mr. Logan.

     Proxies will be voted FOR the election of each of the nominees named below unless otherwise specified in the proxies. If any of said nominees is not a candidate for election as a director at the Annual Meeting, an event which the Board of Directors does not anticipate, the proxies will be voted for a substitute nominee or nominees appointed by the Board of Directors.

     The election of directors requires the vote of a majority of the voting power present in person or represented by proxy at the Annual Meeting, assuming a quorum is present. Abstentions and broker non-votes will not be included in the vote totals and are counted only for the purposes of determining whether a quorum is present at the Annual Meeting.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
                    NAMED BELOW, FOR TERMS EXPIRING IN 2000

                                             DIRECTOR
                NAME                   AGE    SINCE     PRINCIPAL OCCUPATION FOR LAST 5 YEARS AND DIRECTORSHIPS
                ----                   ---   --------   -------------------------------------------------------
Raymond H. Blakeman..................  73      1977     Chairman of the Board of Met-Coil since July 1986. CEO
                                                        of the Company from July 1986 to December 1988, from
                                                        June 1990 to May 1994 and from May 1995 to December
                                                        1996.
Gary M. Neal.........................  47      1993     President and CEO of Watlow Electric Manufacturing Co.,
                                                        a maker of heat sensors and controls, since 1991.

                         DIRECTORS CONTINUING IN OFFICE

                                             DIRECTOR
                NAME                   AGE    SINCE     PRINCIPAL OCCUPATION FOR LAST 5 YEARS AND DIRECTORSHIPS
                ----                   ---   --------   -------------------------------------------------------
James D. Heitt.......................  57      1997     Director, President and Chief Operating Officer since
  Term expires in 1999                                  August 1997, Executive Vice President of Lockformer
                                                        since October 1996. President of Iowa Precision since
                                                        July 1986. Executive Vice President -- Operations of
                                                        Met-Coil, October 1996 to August 1997. Vice President
                                                        of Met-Coil June 1990 to October 1996.
Michael J. Nonnenmann................  50      1995     President of Michael J. Nonnenmann, DDS, M.S., LTD
  Term expires in 1999                                  Orthodontics since 1976.
E. Keith Moore.......................  75      1990     President, Hurco International Inc., a subsidiary of
  Term expires in 1998                                  Hurco Companies, Inc. A manufacturer of machine tools.
                                                        Prior thereto, served in a variety of advisory
                                                        capacities to Hurco. A Director of Hurco Companies,
                                                        Inc.
Roy J. Carver, Jr....................  54      1993     Chairman of Carver Pump Co., a manufacturer of pumps,
  Term expires in 1998                                  1982. A Director of Bandag, Inc. and Iowa First
                                                        Bancshares, both companies of Muscatine, Iowa and
                                                        Catalyst Inc. of Milwaukee, WI. (1)

-------------------------
(1) Effective May 1997, Mr. Roy J. Carver Jr. purchased the unimproved land adjacent to the Lockformer facility which is held under a first mortgage by the John A. Carver Trust, of which Mr. Carver is a Trustee.

                            DIRECTOR'S COMPENSATION

     RETAINER AND FEES. The Company has a Compensation policy whereby the directors who are not officers of the Company or its subsidiaries receive an annual retainer and fees for Board meetings attended. The following schedule details the meeting fees for the directors: annual retainer $7,500, regular board meeting attended $1,500, Audit, Compensation and Nominating Committee meetings $400, Executive Committee meetings $2,000, and Telephone meetings $400. In addition, Committee chairmen for the Audit, Compensation and Nominating Committees receive an additional $300 per meeting and the Executive Committee Chairman an additional $1,000 per meeting. All or portions of these fees are paid as stock option grants under the "Stock Option Plan" (described below). All directors are reimbursed for reasonable expenses incurred to attend meetings.

     During Fiscal 1997 the Board authorized the implementation of a Deferred Compensation and Performance Unit Plan which allows for the deferral of annual retainer and meeting fees. Also implemented during the year was a Nonemployee Directors Stock Option Plan which provides the directors the opportunity to purchase stock options through their fee arrangement with the Company. In conjunction with these two new Plans, the Nonemployees Directors Restricted Stock Plan was terminated during fiscal 1997.

     DEFERRED COMPENSATION AND PERFORMANCE UNIT PLAN. This plan, pursuant to which 160,000 shares of Common Stock have been reserved, was established to further the Company's long term growth and to provide nonemployee directors with the opportunity to elect to defer all or a portion of their annual fees (other then amounts payable in the form of stock option grants).

     Compensation deferred under the Plan shall be credited in awards of Performance Units, which shall be equal to the dollar amount deferred by the participant divided by the value of one share of the Company's Common Stock. Any dividends declared on the Company's Common Stock shall also be credited in the form of performance units equal to the dividend paid on a share of Common Stock multiplied by the number of performance units credited to the participant's account divided by the value of one share of the Company's Common Stock as of the record date. One Performance Unit shall at all times have a value equal to the value of one share of the Company's Common Stock, which shall be the average of the bid and asked prices of the Common Stock for the most recent 20 consecutive trading days immediately preceding the valuation date.

     Participant's accounts shall be distributed as of the last day of the calendar month following the month in which the earliest of the following occurs: (i) the participant's services as a Director of the Company cease, (ii) a change in control of the Company occurs or (iii) the Plan is terminated. A participant may also select another distribution date for all or any portion of a deferred amount, provided such distribution date shall not be before the second Plan Year following the Plan Year in which the deferred amount is otherwise payable.

     Account distributions shall be made in either (i) a single sum cash payment in an amount equal to the number of Performance Units to be distributed multiplied by the value of one share of the Company's Common Stock, or (ii) whole shares of the Common Stock equal to the number of full Performance Units to be distributed.

     Performance Units under the Plan may not be transferred, assigned, pledged or hypothecated in any manner. Participants shall not have any voting rights with respect to the Performance Units held in participant accounts and are not shareholders of the Company with respect to such Performance Units unless shares of Common Stock are actually issued under the Plan.

     For the fiscal year ending May 31, 1997 the amounts deferred and awarded as Performance Units under this Plan are as follows; Messr. Carver 9,417 Performance Units, Messrs. Logan, Moore and Neal 3,004 Performance Units each, and Messr. Nonnenmann 7,279 Performance Units.

     STOCK OPTION PLAN. This plan, pursuant to which 100,000 shares of Common Stock have been reserved, was established to further the Company's long term growth and to provide nonemployee directors the opportunity to acquire a stake in the future of the Company.

     Stock options are granted at the discretion of the Board, but in general practice have been granted as part of the annual retainer and regular meeting fees previously described. Grants of stock options are generally made equal to $1,000 for the annual retainer, $500 for regular meetings, $150 for committee meetings, $200 for Committee chairmen and $400 for telephone board meetings.

     Grants are based upon the closing price of the Company's Common Stock on the date of the meeting and are immediately exercisable to the participant. The expiration of a grant is the earlier of 10 years from the date of grant or during the three month period following the termination of service as a Director of the Company. If an optionee's service as a director is terminated for cause, all rights under his or her options shall expire upon such termination.

     For the fiscal year ending May 31, 1997, the stock options granted under this Plan are as follows: Messr. Carver 442 stock options, Messr. Logan 490 stock options, and Messrs. Moore, Neal and Nonnenmann 686 stock options respectively.

                                BOARD COMMITTEES

     The Audit Committee of the Board of Directors held three meetings during fiscal 1997. This committee is responsible for reviewing with the Company's financial management and its independent auditors, the proposed audit program for each fiscal year, the results of the audit, and the adequacy of the Company's systems of internal accounting control. The committee recommends to the Board of Directors the appointment of the independent auditors for each fiscal year. Messr. Keith Moore is chairman of this committee and Messrs. Carver, Nonnenmann and Neal serve as committee members.

     The Compensation Committee of the Board of Directors held two meetings during fiscal 1997. This committee is responsible for at least annually reviewing and revising the salaries and other compensation of the Company's Chairman and Chief Executive Officer and for reviewing and acting upon recommendations as to the compensation of other executive officers. The committee also administers the Company's Incentive Bonus Plan, Stock Option Plan, and considers alternative means of compensation for the Company's employees. During the past fiscal year, Messr. Logan served as chairman of the committee, Messr. Nonnenmann has been appointed by the Board to serve as chairman due to Mr. Logan's voluntary resignation. Other Committee members are Messrs. Carver, Moore and Neal.

     The Nominating Committee of the Board of Director's held two meetings during fiscal 1997. The Nominating Committee is responsible for reviewing and recommending members for election to the Board. The Committee will also consider nominations by any stockholder entitled to vote for the election of directors at the meeting who complies with the following: (a) such nomination shall be made by timely notice in writing to the Secretary of the Company, (b) to be timely, a stockholder's notice shall be delivered or mailed to and received at the principal office of the Company no less than 30 days prior to the date of the meeting is given or made to stockholders, (c) notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, (d) the stockholder's notice shall set forth
(i) as to each person nominated in solicitations or proxies for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving notice (x) the name and address, as they appear on the Company's books, of such stockholder and (y) the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the company unless nominated in accordance with the provisions contained herein. The individual presiding at the meeting shall, if the facts so warrant, determine and declare to the meeting that a nomination was not made in accordance with such provisions and, if so determined, shall so declare to the meeting that the defective nomination shall be disregarded. Messr. Neal is Chairman of this committee and Messrs. Carver, Moore and Nonnenmann serve as committee members.

     The Board of Directors of the Company held four regular meetings during fiscal 1997, some of which were combined with committee meetings and, in addition, held various other meetings via telephone conference. Each director attended at least 75 percent of these meetings and at least 75 percent of the meetings held by all Board committees on which he served.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth information regarding the Common Stock of the Company (i) beneficially owned by each director, nominee and identified executive officers as of August 22, 1997, and (ii) beneficially owned by all directors and executive officers as a group as of that date.

                                                                NUMBER OF SHARES AND
                                                                NATURE OF BENEFICIAL      PERCENTAGE
                NAME OF BENEFICIAL OWNER(1)                         OWNERSHIP(1)           OF CLASS
                ---------------------------                     --------------------      ----------
Roy J. Carver, Jr...........................................           784,091(2)           22.8%
Michael J. Nonnenmann.......................................           268,956(2)            8.4%
Raymond H. Blakeman.........................................           146,426(3)            4.6%
E. Keith Moore..............................................            24,949(4)            *
Gary M. Neal................................................             9,359(5)            *
John F. Logan...............................................            18,821(6)            *
James D. Heitt..............................................            49,295(7)            *
Randall J. Stodola..........................................             9,473(8)            *
C. Steve Ferin..............................................             7,490(9)            *
John J. Toben...............................................            12,855(10)           *
All Directors & Executive Officers as a Group (9
  individuals)..............................................         1,331,715              37.2%

-------------------------
 (1) Nature of beneficial ownership is direct, and beneficial ownership arises from sole voting and investment power, unless otherwise indicated by footnote. The business address for all beneficial owners is 5486 Sixth Street SW, Cedar Rapids, IA 52404.

 (2) See "Principal Shareholders" herein.

 (3) Includes 9,000 shares subject to option exercisable by Mr. Blakeman, a Director and Chairman within 60 days. Also includes 4,500 shares held by his spouse, with respect to which Mr. Blakeman disclaims beneficial ownership. Also includes 11,565 shares allocated to his retirement accounts with respect to which Mr. Blakeman has sole voting power.

 (4) Includes 686 shares subject to options exercisable by Mr. Moore within 60 days. See "Directors' Compensation Non-Employee Stock Option Plan" herein. Also includes 10,500 shares of Common Stock issuable upon conversion of 3,500 shares of preferred shock held by Mr. Moore.

 (5) Includes 686 shares subject to options exercisable by Mr. Neal within 60 days. See "Directors' Compensation Non-Employee Stock Option Plan" herein. Also includes 3,552 shares of Common Stock issuable upon conversion of 1,184 shares of preferred shock held by Mr. Neal.

 (6) Includes 490 shares subject to options exercisable by Mr. Logan within 60 days. See "Directors' Compensation Non-Employee Stock Option Plan" herein. Also includes 15,000 shares of Common Stock issuable upon conversion of 5,000 shares of preferred shock held by Mr. Logan.

 (7) Includes 33,750 shares subject to options exercisable by Mr. Heitt within 60 days. Also includes 11,239 shares allocated to his retirement accounts with respect to which he has sole voting power.

 (8) Includes 1,500 shares subject to options exercisable by Mr. Stodola within 60 days. Also includes 6,493 shares allocated to his retirement accounts with respect to which he has sole voting power.

 (9) Includes 1,500 shares subject to options exercisable by Mr. Ferin within 60 days. Also includes 5,990 shares allocated to his retirement accounts with respect to which he has sole voting power.

(10) Includes 3,500 shares subject to options exercisable by Mr. Toben within 60 days. Also includes 6,110 shares allocated to his retirement accounts with respect to which he has sole voting power.

 *   Ownership is less than 1% of the class.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. During the year ended May 31, 1997 Messr. Nonnenmann failed to file with the Securities and Exchange Commission on a timely basis one required report concerning two transactions involving purchases of the Company's Common Stock.

                        REPORT ON EXECUTIVE COMPENSATION

     Following is the report on executive compensation from the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee is composed of the five independent, non-employee directors:

EXECUTIVE COMPENSATION POLICY

     It is the philosophy of the Company that executive compensation be linked to corporate performance and shareholder value, and meet the following objectives:

     - To attract and retain high quality key employees.

     - To align pay programs with annual and long-term strategy, and to focus management on the attainment of those goals.

     - To provide incentive compensation opportunities that link rewards with achievement and that establish a mutuality of interest with shareholders.

COMPENSATION PROGRAM COMPONENTS

     The Committee regularly reviews the Company's pay programs to assure that they are competitive with companies of similar size and complexity, that they reflect Company performance, and that they recognize both team and individual performance on a balanced basis. The Chief Executive Officer's input is considered in establishing compensation programs, setting measures and goals, and in making individual awards.

     BASE COMPENSATION -- Base compensation guidelines are determined through market comparisons, especially with companies within the Company's industry. Base pay levels are generally set around the median levels according to data relied upon by the committee. Actual salaries are also based on individual performance for each position. One of the guides utilized in this process is the Association for Manufacturing Technology ("AMT") Annual Executive Compensation Survey. AMT is comprised of private and public companies within the machine tool industry. Some, but not all, of these companies are reflected in the peer group utilized in the performance graph included herein.

     ANNUAL INCENTIVE COMPENSATION -- The Company's executive officers and senior management are eligible to participate in an annual bonus plan with awards based primarily on the attainment of written targets as to company sales, operating profit and return on capital. The purpose of this plan is to provide competitive rewards for the attainment of financial objectives that the Committee believes will enhance share price over time. The plan primarily focuses on consistent earnings growth. At the discretion of the Committee, actual awards are subject to decrease or increase on the basis of the Company or individual performance.

     STOCK OPTIONS -- The Committee believes that by providing persons having substantial responsibility for the performance of the Company with an opportunity for increased ownership of Company Stock, the best interest of shareholders and executives will be aligned. Therefore, executives are eligible to receive stock options from time to time pursuant to the Company's stock option plan. During the period ending May 31, 1997, four executive officers were granted stock options, see Options Granted Table, contained herein.

     CHIEF EXECUTIVE OFFICER COMPENSATION -- Mr. Blakeman served as Chief Executive Officer of the Company until December 31, 1996 with a base compensation of $158,000. This base pay was set in accordance with the guidelines described above. There were no bonus or stock option grants to Mr. Blakeman during the three year period ending May 31, 1997. The Board of Directors appointed an Executive Committee to fulfill the vacancy of the CEO. This committee is chaired by Messr. Carver and Messrs. Nonnenmann, Blakeman, Heitt and Stodola are committee members.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid or accrued by the Company for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended May 31, 1997, 1996, and 1995, by the Chief Executive Officer and highly compensated executive officers of the Company, other than the Chief Executive Officer whose total salary and bonus exceed $100,000.

                                                         BONUS
      NAME & PRINCIPAL                             ------------------                    ALL OTHER
          POSITION             YEAR     SALARY        CASH & STOCK       OPTIONS(#)    COMPENSATIONS
      ----------------         ----     ------     ------------------    ----------    -------------
Raymond H. Blakeman.........   1997    $158,000         --         --          --         $11,879(1,2)
  Chairman                     1996     131,667         --         --          --           9,326
                               1995      79,000         --         --          --           7,521
James D. Heitt..............   1997     150,000    $12,500    $12,500      50,000          10,975(1)
  Executive Vice President     1996     136,500                            10,000           7,312
                               1995     135,551                            25,000          10,332
Randall J. Stodola..........   1997      95,000      5,500      5,500      25,000           7,350(1)
  Vice President &
     Controller
C. Steve Ferin..............   1997      90,000      7,000      7,000       7,500           5,726(1,3)
  Vice President
John Toben..................   1997      90,000      5,000      5,000       5,000           7,401(1)
  Vice President

-------------------------
(1) Other compensation includes Company contributions to 401(k) and ESOP retirement plans.

(2) Effective December 1, 1996 Mr. Blakeman relinquished his title of Chief Executive Officer of the Company.

(3) Effective April 1, 1997 Mr. Ferin relinquished his title of Vice President-MIS of the Company.

                                OPTIONS GRANTED

     STOCK OPTIONS: The following table sets forth information concerning stock options granted in fiscal year 1997, including the potential realizable value of each grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future prices of the Company's Stock, which will depend upon various factors, including market conditions and the Company's future performance and prospects. For example, the option granted to Mr. Heitt in 1997 would produce the pretax gain in 2006 of $160,082 shown in the table only if the market price of the Common Stock rises to nearly $5 per share by the time the option is exercised. Based on the number of shares outstanding at year-end 1997, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of more than $3.3 million for the Company's stockholders. All of the options listed below have exercise prices equal to the fair market value of the Common Stock at the date of grant. One-fourth of the granted options become exercisable annually in installments beginning one year after the date of grant, subject to acceleration in the event of the death, disability or retirement of the optionee, or a change in control of the Company.

                                                                             POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                            ------------------------------------------       ANNUAL RATES OF STOCK
                             NUMBER OF       % OF TOTAL                       PRICE APPRECIATION
                             SECURITIES     OPTIONS/SARS     EXERCISE           FOR OPTION TERM
                             UNDERLYING      GRANTED TO         OR       -----------------------------
                            OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION
         NAME(1)              GRANTED      FISCAL YEAR(2)   ($/SHARE)       DATE      5%($)    10%($)
         -------            ------------   --------------   ----------   ----------   -----    ------
James D. Heitt............     50,000           26%            2.06        5/5/07     63,122   160,082
Randall J. Stodola........     25,000           13%            2.06        5/5/07     31,561    80,041
C. Steve Ferin............      7,500            3%            2.06        5/5/07      9,468    24,012
John J. Toben.............      5,000            3%            2.06        5/5/07      6,312    16,008

-------------------------
(1) As of May 31st the position of Chief Executive Officer was unfulfilled, see "Chief Executive Officer Compensation" contained herein.

(2) For the fiscal year ending May 31, 1997, options were granted covering 195,000 shares of Common Stock.

     The following table sets forth information concerning the aggregate number of options held and the value of unexercised "in-the-money" options held at May 31, 1997 (the difference between the aggregate exercise price of all such options held and the market value of the shares covered by such options at May 31, 1997).

                                               NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                       FISCAL YEAR END              FISCAL YEAR END(1)
                    NAME                         EXERCISABLE / UNEXERCISABLE    EXERCISABLE / UNEXERCISABLE
                    ----                       -------------------------------  ---------------------------
Raymond H. Blakeman..........................           19,000/    --                  $  --/$   --
James D. Heitt...............................           22,500/ 7,000                    300/ 5,700
Randall J. Stodola...........................            1,000/26,000                     --/ 2,250
C. Steve Ferin...............................            1,000/ 8,500                     --/   675
John J. Toben................................            2,500/ 7,000                     --/   450

-------------------------
(1) Total value of options based upon closing price of Company Common Stock as of May 31, 1997 which was $2.15.

                          CORPORATE PERFORMANCE GRAPH

     The following graph reflects a five year comparison of cumulative total shareholder return on the Common Stock of the Company, the NASDAQ Total Return Index (U.S. companies), and the NASDAQ Industry Group Machine Tools Index.

               COMPARISON OF FIVE YEAR - CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                          MET-COIL SYSTEMS CORPORATION
                 PRODUCED ON 8/13/97 INCLUDING DATA TO 5/31/97




                                 [LINE GRAPH]




                                     LEGEND


     Symbol CRSP Total Index for:              05/29/92    05/28/93    05/31/94    05/31/95    05/31/96    05/30/97
MET-COIL SYSTEMS CORP.                            100       206.3       125.0       137.6       125.0       103.1

NASDAQ STOCK MARKET (US COMPANIES)                100       120.3       126.6       150.6       219.0       246.7

NASDAQ STOCKS (SIC 3540-3549 IS COMPANIES)        100       109.8       104.7       107.4       124.6       126.7
 Metaworking Machinery and Equipment

NOTES:
  A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
  C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D.  The index level for all series was set to $100.00 on 05/29/92.

             PROPOSAL 2 -- APPROVAL AND RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Board of Directors desires to obtain from the stockholders a ratification of the Board's action in appointing Deloitte & Touche, LLP as independent auditors for the fiscal year ending May 31, 1998.

     Deloitte & Touche has been serving the Company since October 1995. It has no direct or indirect financial interest in the Company.

     On October 22, 1997, prior to the annual meeting, the Audit Committee is expected to recommend and the Board of Directors is expected to approve the appointment of Deloitte & Touche as independent auditors. A representative of Deloitte and Touche will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if he or she so desires.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION WHICH WILL BE PRESENTED AT THE MEETING:

     "RESOLVED, the appointment by the Board of Directors of the Company of Deloitte & Touche, LLP as independent auditors of the Company for the fiscal year ending May 31, 1998 be and hereby is approved and ratified."

     In the event the resolution is not ratified, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, the appointment for the current year will be permitted to stand unless the Board finds other good reasons for making a change.

                                 OTHER MATTERS

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be included in the Company's proxy statement and form of proxy relating to, and to be presented at, the Annual Meeting of stockholders of the Company to be held in 1998 must be received by the Company on or before May 15, 1998.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented at the Annual Meeting. Should any other business come before the meeting, it is the intention of the persons named in the enclosed proxy form to vote in accordance with their best judgement.

                                          By Order of the Board of Directors,

                                          CARROLL J. REASONER
                                          Carroll Reasoner
                                          Secretary

Cedar Rapids, Iowa
September 12, 1997

                         MET-COIL SYSTEMS CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
       THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 22, 1997


     The undersigned hereby constitutes and appoints GARY NEAL, KEITH MOORE and ROY CARVER, or any one or more of them, as Proxies, each with full power of substitution, to vote for the undersigned all of the shares of Common Stock of MET-COIL SYSTEMS CORPORATION registered in the name of the undersigned at the annual meeting of stockholders of said corporation to be held October 22, 1997 and at any and all adjournments thereof, upon the following matter, which is more fully described in the Proxy Statement:

1. The election of RAYMOND H. BLAKEMAN AND GARY M. NEAL as directors for a term of three years.
    /  / FOR each nominee                      /  / WITHHELD for each nominee

    To withhold authority to vote for each individual nominee, strike a line through the nominee's name.

2. To ratify the appointment of Deloitte & Touche, LLP as independent auditors of the company for the fiscal year ending May 31, 1998:
    /  / FOR appointment     /  / AGAINST appointment      /  /  ABSTAIN

3. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting. The Board of Directors recommends a vote "FOR" Messrs. BLAKEMAN and NEAL and "FOR" the appointment of DELOITTE & TOUCHE, LLP.

                                                 PLEASE SIGN ON THE REVERSE SIDE

------------------------------------

                        (CONTINUED FROM REVERSE SIDE)

     The powers hereby granted may be exercised by a majority of said Proxies or their substitute present and acting at said annual meeting or any adjournment thereof or, if only one be present and acting, then by that one, the undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.


                                        THIS PROXY IS SOLICITED ON BEHALF
                                        OF THE BOARD OF DIRECTORS

                                        Signature: _________________________

                                        Signature: _________________________


                                        Dated and Signed: ______________, 1997

                                        The signature to this proxy should
                                        conform exactly to the name as
                                        shown.  When shares are held by joint
                                        tenants, all such tenants must sign.
                                        When signing as an attorney, executor,
                                        administrator, trustee or guardian,
                                        give the title as such.  If signer is a
                                        corporation, please sign full corporate
                                        name by an authorized officer and affix
                                        corporate seal. If signer is a
                                        partnership, please sign partnership
                                        name by a general partner or other
                                        authorized person.